INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of C21 Investments Inc. on Form S-8 (File No. 333-259093) of our report dated June 13, 2023, which includes a paragraph as to the restatement of the 2022 financial statements to correct an error, with respect to our audit of the consolidated financial statements of C21 Investments Inc. as of January 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 20-F of  C21 Investments Inc. for the year ended January 31, 2023.

Marcum LLP

San Jose, CA

July 20, 2023

Marcum LLP ■ 111 West Saint John Street ■ Suite 515 ■ San Jose, California 95113 ■ Phone 669.232.9500 ■ marcumllp.com